EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 2-83692, No. 33-16680, No. 33-51892, No. 33-51894, No. 33-63832, No. 33-55341, No. 33-60499, No. 333-12531, No. 333-39087, No. 333-39089, No. 333-85971, No. 333-97813, No. 333-121033 and No. 333-133976 on Form S-8 and in Registration Statement No. 333-69474 on Form S-3 of our reports dated February 27, 2008, relating to (1) the 2007 and 2006 consolidated financial statements, the 2007 and 2006 financial statement schedules, and the retrospective adjustments to the 2005 consolidated financial statements of McDermott International, Inc. and (2) management’s report on the effectiveness of internal control over financial reporting, appearing in the Form 10-K of McDermott International, Inc., for the year ended December 31, 2007 (which reports express unqualified opinions and  include explanatory paragraphs regarding the emergence of a wholly owned subsidiary of McDermott International, Inc. from Chapter 11 of the U.S Bankruptcy Code and the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007, Statement of Financial Accounting Standard (“SFAS”) No.123(R), Share-Based Payment, as of January 1, 2006 and SFAS No.158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006), and our report dated February 27, 2008 relating to the 2007 and 2006 financial statement schedules and the retrospective adjustments to the 2005 financial statement schedule of McDermott International, Inc., which appears in this Form 10-K/A.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 26, 2008